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                                 EXHIBIT INDEX


Exhibit 99.1            Press Release issued by First Bell Bancorp, Inc. on
                        October 13, 1999.




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                                           FIRST BELL BANCORP, INC.



                    300 delaware avenue, suite 1704, wilmington, delaware 19801



NEWS
RELEASE

FOR IMMEDIATE RELEASE

CONTACT:    ALBERT H. ECKERT, II
            PRESIDENT AND CEO
            PHONE:  (412) 734-2700



                FIRST BELL BANCORP, INC., ANNOUNCES COMPLETION
                 OF ITS SIXTH STOCK REPURCHASE PROGRAM AND THE
              COMMENCEMENT OF A SEVENTH STOCK REPURCHASE PROGRAM

WILMINGTON, DELAWARE, OCTOBER 13, 1999 - First Bell Bancorp, Inc. (NASDAQ - "FBBC") today announced the completion of its Sixth Stock Repurchase Program which was initiated on April 9, 1999. Under the Sixth Repurchase Program, the Company purchased 585,651 shares of its common stock at an average price of $18.88.

In addition, the Company is pleased to announce that the Board of Directors has adopted a Seventh Stock Repurchase Plan. Under the new program, the Company will repurchase up to 5% or 264,978 shares of Common Stock through registered broker dealers. The repurchase program will be completed prior to October 1, 2000, subject to the availability of stock.

Albert H. Eckert, II, President and Chief Operating Officer of the Company stated, "The Board of Directors believes that this repurchase program provides a prudent long-term opportunity for the Company, while enhancing shareholder value. The return on equity and price to earnings ratio of the common stock makes an investment in the common stock a better use of the Company's funds than certain other investment opportunities."

Additional information on First Bell Bancorp, Inc. and its subsidiary, Bell Federal Savings and Loan Association of Bellevue, can be found on the world wide web at www.bellfederalsavings.com.